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                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of October 8, 1997, among INDIANA UNITED BANCORP, an Indiana corporation ("IUB") and PTC BANCORP, an Indiana corporation ("PTC").

                                R E C I T A L S

    A. The Boards of Directors of IUB and PTC each have determined that a business combination involving the merger of PTC with and into IUB is in the best interests of their respective companies and their respective companies' shareholders, communities, customers and other constituencies, and presents an opportunity for IUB and PTC and their respective shareholders to achieve long-term strategic and financial benefits, and accordingly have agreed to effect the merger provided for herein (the "Merger") upon the terms and subject to the conditions set forth herein.

    B. IUB and PTC desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger.

    C. For federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

    D. It is intended that the Merger shall be recorded for accounting and financial reporting purposes as a pooling of interests.

                               A G R E E M E N T

    NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I
                                   THE MERGER

    1.1 EFFECTIVE TIME OF THE MERGER. Subject to the provisions of this Agreement, articles of merger (the "Articles of Merger") shall be duly executed and acknowledged by the Surviving Corporation (as defined in Section l.3) and thereafter delivered to the Secretary of State of the State of Indiana, for filing, as provided in the Indiana Business Corporation Law (the "IBCL"), as soon as practicable on or after the Closing Date (as defined in Section 1.2). The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of the State of Indiana or at such time thereafter as is provided in the Articles of Merger (the "Effective Time").

    1.2 CLOSING. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties, which shall be the first day which is five business days after satisfaction of the latest to occur of the conditions set forth in Sections 6.1, 6.2(b) and 6.3(b) (other than delivery of the officers' certificates referred to in Sections 6.2(b) and 6.3(b)), provided that the other closing conditions set forth in Article VI have been met or waived as provided in Article VI at or prior to the Closing (the "Closing Date"), at the offices of Henderson, Daily, Withrow & DeVoe, 2600 One Indiana Square, Indianapolis, Indiana 46204, unless another time, date or place is agreed to by the parties hereto.

    1.3 EFFECTS OF THE MERGER. At the Effective Time, (a) the separate existence of PTC shall cease and PTC shall be merged with and into IUB, (b) the articles of incorporation of IUB as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law and (c) the bylaws of IUB as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law. As used in this Agreement, "Surviving Corporation" shall mean IUB. At and after the Effective Time, the Merger will have the effects set forth in Section 23-1-40-6 of the IBCL.
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                                   ARTICLE II
                   EFFECT OF THE MERGER ON THE STOCK OF PTC;
                            EXCHANGE OF CERTIFICATES

    2.1 EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any common stock of PTC ("PTC Common Stock"):

        (a) CANCELLATION OF CERTAIN SHARES. All PTC Common Stock that is owned by PTC as treasury stock or by IUB or by any wholly owned Subsidiary of PTC or IUB (other than shares in trust accounts, managed accounts and the like that are beneficially owned by third parties (any such shares, "trust account shares")) shall be canceled and shall cease to exist and no shares of common stock of IUB or other consideration shall be delivered in exchange therefor.

        (b) CONVERSION OF PTC COMMON STOCK. Each of the shares of PTC Common Stock issued and outstanding immediately prior to the Effective Time of the Merger shall be converted into 1.075 (such number being referred to as the "Conversion Ratio") fully paid and non-assessable shares of common stock of IUB, without par value ("IUB Common Stock"), all in accordance with Section 2.2.

        (c) DISSENTING SHARES. Notwithstanding any other provisions of this Agreement to the contrary, PTC Common Stock that is outstanding immediately prior to the Effective Time and which is held by shareholders who shall not have voted in favor of the Merger or consented thereto in writing and who shall have properly delivered in writing notice of intent to demand payment for such shares in accordance with Section 23-1-44-11 of the IBCL and who thereafter shall have properly demanded payment and otherwise complied with the provisions of Section 23-1-44-13 of the IBCL (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the consideration provided in Section 2.1(b). Such shareholders ("Dissenting Holders") shall be entitled to receive payment of the fair value of such PTC Common Stock held by them in accordance with the provisions of Section 23-1-44-15 or 23-1-44-19 of the IBCL, as applicable, except that all Dissenting Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to receive payment of the fair value of such PTC Common Stock under such provisions of the IBCL shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the consideration provided in Section 2.1(b), without any interest thereon, upon surrender of the certificate or certificates that formerly evidenced such PTC Common Stock in accordance with Section 2.2.

        (d) ADJUSTMENT TO CONVERSION RATIO. If, prior to the Effective Time of the Merger, IUB shall pay a dividend in, subdivide, combine into a smaller number of shares or issue by reclassification of its shares any IUB Common Stock, the Conversion Ratio shall be multiplied by a fraction, the numerator of which shall be the number of shares of IUB Common Stock outstanding immediately after, and the denominator of which shall be the number of such shares outstanding immediately before, the occurrence of such event, and the product shall be the Conversion Ratio for purposes of Section 2.1(b).

    2.2  EXCHANGE OF CERTIFICATES.

        (a) EXCHANGE AGENT. IUB shall authorize a commercial bank (or such other person or persons as shall be acceptable to PTC) to act as exchange agent hereunder (the "Exchange Agent"). As soon as practicable, but not later than three business days after the Effective Time, IUB shall deposit with the Exchange Agent, in trust for the holders of certificates which immediately prior to the Effective Time represented PTC Common Stock converted in the Merger ("PTC Certificates"), certificates representing the shares of IUB Common Stock (such shares of IUB Common Stock, together with any dividends or distributions with respect thereto in accordance with
    Section 2.2(c), being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.1(b) (less, if applicable, the

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    number of Excess Shares that will not be issued and sold because of payment for fractional shares being made pursuant to Section 2.2(e)(iv)) in exchange for the outstanding PTC Common Stock (the "IUB Certificates").

        (b)  EXCHANGE PROCEDURES.

           (i) As soon as practicable after the Effective Time, the Exchange Agent shall mail to each recordholder of a PTC Certificate a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the PTC Certificates shall pass, only upon actual delivery thereof to the Exchange Agent and shall contain instructions for use in effecting the surrender of PTC Certificates in exchange for the consideration described in the next sentence). Upon surrender for cancellation to the Exchange Agent of all PTC Certificates held by any recordholder of PTC Certificates, together with such letter of transmittal duly executed, such holder shall be entitled to receive in exchange therefor an IUB Certificate(s) representing the number of whole shares of IUB Common Stock into which the PTC Common Stock represented by the surrendered PTC Certificate(s) shall have been converted at the Effective Time pursuant to this Article II, cash in lieu of any fractional share of IUB Common Stock in accordance with Section 2.2(e) and certain dividends and other distributions in accordance with Section 2.2(c), and the PTC Certificate(s) so surrendered shall forthwith be canceled; PROVIDED, HOWEVER, that PTC Certificates surrendered for exchange by any person constituting an "affiliate" of PTC for purposes of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act"), shall not be exchanged for IUB Certificates until IUB has received a written agreement from such person as provided in Section 5.3.

           (ii) Until PTC Certificates have been surrendered and exchanged for IUB Certificates as herein provided, each outstanding PTC Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender an IUB Certificate(s) representing a whole number of shares of IUB Common Stock and cash in lieu of any fractional share as contemplated by this Section 2.2. No transfer taxes shall be payable in connection with any such exchange, except that if any IUB Certificate (or any check representing cash in lieu of a fractional share) is to be issued in the name other than that in which the PTC Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of the IUB Certificate (or check) in a name other than that of the registered holder of the PTC Certificate, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. IUB or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of PTC Common Stock such amounts as IUB or the Exchange Agent are required to deduct and withhold under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent that amounts are so withheld by IUB or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of PTC Common Stock in respect of whom such deduction and withholding was made by IUB or the Exchange Agent. If outstanding PTC Certificates are not surrendered prior to six years after the Effective Time of the Merger (or, in any particular case, prior to such earlier date on which dividends and other distributions, if any, described above would otherwise escheat to or become the property of any governmental unit or agency), the amount of dividends and other distributions, if any, that have become payable and that thereafter become payable on IUB Common Stock evidenced by such PTC Certificates as provided herein shall, to the extent permitted by applicable law, become the property of IUB (and, to the extent not in its possession, shall be paid over to it), free and clear of all claims or interest of any person previously entitled thereto.

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        (c)  DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES.  No dividends or other distributions declared or made after the Effective Time with respect to IUB Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered PTC Certificate with respect to the IUB Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e), until the holder of such PTC Certificate shall surrender it. Subject to the effect of applicable laws, following surrender of any such PTC Certificate, there shall be paid to the holder of the IUB Certificate representing whole shares of IUB Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender or promptly thereafter as is practicable, the amount of any cash payable with respect to a fractional share of IUB Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole number of shares of IUB Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole number of shares of IUB Common Stock.

        (d) NO FURTHER OWNERSHIP RIGHTS IN PTC COMMON STOCK. All IUB Common Stock issued upon conversion of PTC Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.2(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such PTC Common Stock, SUBJECT, HOWEVER, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by PTC on PTC Common Stock in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time. At the Effective Time, the stock transfer books of PTC shall be closed to holders of PTC Common Stock immediately prior to the Effective Time and no transfer of PTC Common Stock by any such holder shall thereafter be made or recognized. If, after the Effective Time, PTC Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

        (e)  NO FRACTIONAL SHARES.

           (i) No fractional share of IUB Common Stock and no certificate or scrip therefor, or other evidence of ownership thereof, will be issued, and no right to receive cash in lieu thereof shall entitle the holder thereof to any voting or other rights of a holder of shares or fractional share interests.

           (ii) As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (i) the number of shares of IUB Common Stock delivered to the Exchange Agent by IUB pursuant to
       Section 2.2(a) over (ii) the aggregate number of whole shares of IUB Common Stock to be distributed to holders of PTC Common Stock pursuant to
       Section 2.2(b) (such excess being herein called the "Excess Shares"). As promptly as practicable after such determination of the number of Excess Shares, the Exchange Agent, as agent for the holders of PTC Common Stock, shall sell the Excess Shares in the over-the-counter market at then prevailing prices, all in the manner provided in subparagraph (iii) of this Section 2.2(e).

           (iii) The sale of the Excess Shares by the Exchange Agent shall be executed in the over-the-counter market through one or more market makers for IUB Common Stock and shall be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales have been distributed to the holders of PTC Common Stock, the Exchange Agent will hold such proceeds in trust for the holders of PTC Common Stock (the "Excess Shares Trust"). IUB shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of the Excess Shares. The Exchange Agent shall determine the portion of the Excess Shares Trust to

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       which each holder of PTC Common Stock shall be entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Excess Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of PTC Common Stock is entitled (after taking into account all shares of PTC Common Stock then held by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of PTC Common Stock are entitled.

           (iv) Notwithstanding the provisions of subparagraphs (ii) and (iii) above, if the parties shall so agree in writing prior to the Closing, then in lieu of the issuance and sale of Excess Shares and the making of the payments contemplated in said subparagraphs, each holder of PTC Common Stock shall be paid an amount in cash equal to the product obtained by multiplying the fractional share interest to which such holder (after taking into account all shares of PTC Common Stock then held by such holder) would otherwise be entitled by the midpoint between the highest "bid" and lowest "asked" price for a share of IUB Common Stock in the over-the-counter market for the business day immediately preceding the Closing Date, and, in such case, all references herein to the cash proceeds of the sale of the Excess Shares and similar references shall be deemed to mean and refer to the payments calculated as set forth in this subparagraph (iv).

           (v) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of PTC Common Stock with respect to any fractional share interests, the Exchange Agent shall make available such amounts to such holders of PTC Common Stock subject to and in accordance with the terms of Section 2.2(b).

        (f) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the shareholders of PTC for six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any shareholders of PTC who have not theretofore complied with this Article II shall thereafter look only to IUB for payment of their claim for IUB Common Stock, any cash in lieu of fractional shares of IUB Common Stock and any dividends or distributions with respect to IUB Common Stock.

        (g) NO LIABILITY. Neither IUB, PTC nor the Surviving Corporation shall be liable to any holder of PTC Common Stock for any amount paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

    3.1 REPRESENTATIONS AND WARRANTIES OF PTC. PTC represents and warrants to IUB that:

        (a) ORGANIZATION, STANDING AND POWER. PTC is a corporation duly organized and validly existing under the laws of the State of Indiana. Each of PTC's Subsidiaries is a corporation duly organized and validly existing under the laws of its state of incorporation or organization. Each of PTC and its Subsidiaries has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on PTC. For purposes of this Agreement: (i) "Material Adverse Change" or "Material Adverse Effect" means, when used with respect to IUB, PTC or the Surviving Corporation, as the case may be, any change or effect that is or would reasonably be expected (insofar as can reasonably be foreseen at the time) to be materially adverse to the business, properties, assets, liabilities, condition (financial or otherwise) or results of operations of IUB and its Subsidiaries taken as a whole, PTC and its Subsidiaries taken as a whole, or the Surviving Corporation and its Subsidiaries taken as a whole, as the case may be; provided,

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    however, that no Material Adverse Change or Material Adverse Effect shall be deemed to have occurred by reason of a change or effect resulting from general economic conditions, general industry conditions, changes in banking laws or regulations of general applicability or interpretations thereof, or a general deterioration in the financial markets; and (ii) "Subsidiary" means any corporation, partnership, joint venture or other legal entity of which IUB, PTC or the Surviving Corporation, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the capital stock or other equity interest the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity.

        (b)  CAPITAL STRUCTURE.

           (i) The authorized capital stock of PTC consists of 2,000,000 shares of common stock, without par value ("PTC Common Stock"), 1,026,401 shares of which are outstanding, an aggregate of 30,731 shares of which are reserved for issuance in connection with outstanding stock options (each a "PTC Option") granted under the PTC Incentive Stock Option Plan (the "PTC Stock Option Plan") and no shares of which are held by PTC in its treasury; and 1,000,000 shares of preferred stock, no par value, with respect to which the board of directors is authorized to determine the series and classes thereof together with the rights, privileges and voting rights. No shares of preferred stock are outstanding, reserved for issuance or held by PTC in its treasury.

           (ii) No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which shareholders of PTC may vote ("Voting Debt") are issued or outstanding. All outstanding shares of PTC Common Stock are, and any PTC Common Stock that may be issued pursuant to the exercise of any outstanding stock option will be, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

           (iii) Except as set forth herein, in any PTC SEC Document (as defined in Section 3.1(d) hereof) filed prior to the date hereof or the letter dated and delivered to IUB on the date hereof (the "PTC Letter"), which relates to this Agreement and is designated therein as being the PTC Letter, there is no option, warrant, call, right (including any preemptive right), commitment or any other agreement of any character that PTC or any Subsidiary is a party to, or may be bound by, requiring it to issue, transfer, sell, purchase or redeem any shares of capital stock, any Voting Debt, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock of PTC or any Subsidiary, or to provide funds to, or make an investment (in the form of a loan, capital contribution or otherwise) in, any of PTC's Subsidiaries or (excepting loans made in the ordinary course of a commercial banking business) any other corporation, partnership, firm, individual, trust or other legal entity (each, and any group of any two or more of the foregoing, a "Person").

           (iv) Except as set forth in any PTC SEC Document filed prior to the date hereof or the PTC Letter, and except for this Agreement, there is no voting trust or other agreement or understanding to which PTC or any Subsidiary is a party, or may be bound by, with respect to the voting of the capital stock of PTC or any Subsidiary.

           (v) Since December 31, 1994, except as set forth in any PTC SEC Document filed prior to the date hereof or the PTC Letter, PTC has not
       (A) issued or permitted to be issued any shares of capital stock, or securities exercisable for or convertible into shares of capital stock, of PTC or any Subsidiary; (B) repurchased, redeemed or otherwise acquired, directly or indirectly through any Subsidiary, any shares of capital stock of PTC or any Subsidiary (other than the acquisition of trust account shares); or (C) declared, set aside, made or paid to shareholders of PTC dividends or other distributions on the outstanding shares of capital stock of PTC, other than regular quarterly cash dividends at a rate not in excess of the regular quarterly cash dividend most recently declared by PTC prior to September 30, 1997.

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        (c)  AUTHORITY.

           (i) PTC has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by PTC of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of PTC and no other corporate proceedings on the part of PTC are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the approval of this Agreement by the shareholders of PTC in accordance with the IBCL and PTC's articles of incorporation). This Agreement has been duly and validly executed and delivered by PTC and, assuming this Agreement constitutes the valid and binding agreement of IUB, constitutes the valid and binding agreement of PTC, enforceable in accordance with its terms, except that the enforcement hereof may be limited by (A) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, (B) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) and (C) judicial discretion.

           (ii) Except as set forth in the PTC Letter, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby (subject to approval by the shareholders of PTC of this Agreement) will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation, acceleration or payment of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on assets (any such conflict, violation, default, right of termination, amendment, cancellation, acceleration or payment, loss or creation, a "Violation") pursuant to, any provisions of the articles of incorporation or bylaws of PTC or any Subsidiary or, except as set forth in the PTC Letter, and subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in Subsection (iii) below, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, Benefit Plan (as defined in Section 3.1(o)) or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to PTC or any Subsidiary or their respective properties or assets.

           (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any federal or state court, administrative agency or commission or other governmental authority or instrumentality (a "Governmental Entity") is required by or with respect to PTC or any Subsidiary in connection with the execution and delivery of this Agreement, or the consummation by PTC of the transactions contemplated hereby, the failure to obtain which would have a Material Adverse Effect on PTC, except for (A) the filing by IUB of an application with the Board of Governors of the Federal Reserve System (the "Federal Reserve") under the Bank Holding Company Act of 1956, as amended ("BHC Act"), and approval of same, (B) the filing by IUB of a Registration Statement on Form S-4 ("S-4") with the Securities and Exchange Commission ("SEC"), and the declaration by the SEC of its effectiveness, (C) the filing by IUB and PTC with the SEC of (x) a joint proxy statement in definitive form relating to the meetings of IUB's and PTC's shareholders to be held in connection with the Merger (the "Proxy Statement") and (y) such reports under Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated hereby, (D) the filing by IUB of Articles of Merger with the Secretary of State of the State of Indiana, and appropriate documents with the relevant authorities of other states in which PTC is qualified to do business, (E) the filing of an application by IUB with the Director of the Department of Financial Institutions of the State of Indiana ("DFI"), and approval thereof, (F) notices to or filings with the Small Business Administration ("SBA"), or the Internal Revenue Service (the "IRS") or the Pension Benefit Guaranty Corporation (the "PBGC") with respect to

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       any Benefit Plans, and (G) such filings and approvals as may be required under the "blue sky" laws of various states.

        (d) PTC SEC DOCUMENTS; FINANCIAL STATEMENTS. PTC has made available to IUB the Registration Statement on Form 10-SB and Amendment No. 1 thereto filed by it in April and July, 1997 respectively, with the SEC under the Exchange Act in the form (including exhibits) filed with the SEC (collectively, the "PTC Form 10") and its quarterly report on Form 10-QSB for the quarter ending June 30, 1997, as filed with the SEC in August, 1997 (the "PTC Form 10-Q"). As of their respective dates, the PTC Form 10 and Form 10-Q did not, and each document filed by PTC with the SEC under the Securities Act or the Exchange Act subsequent to the date hereof (together with the PTC Form 10 and Form 10-Q, collectively the "PTC SEC Documents") will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, PROVIDED, HOWEVER, that PTC makes no representation with respect to information supplied by IUB for use in PTC SEC Documents after the date hereof. Each of the consolidated balance sheets included in or incorporated by reference into the PTC SEC Documents (including their related notes and schedules) fairly presents the consolidated financial condition of PTC and its consolidated Subsidiaries as of the date set forth therein and each of the consolidated statements of income and of changes in financial position included or incorporated by reference into the PTC SEC Documents (including any related notes and schedules) fairly presents the results of operations, retained earnings and changes in financial position, as the case may be, of PTC and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements to normal year-end adjustments and any other adjustments described therein which individually or in the aggregate will not be material in amount or effect), in each case in accordance with generally accepted accounting principals consistently applied during the periods involved, except as may be noted therein.

        (e) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in the PTC Letter or disclosed in any PTC SEC Document filed prior to the date hereof, since December 31, 1996, neither PTC nor any Subsidiary has incurred any material liability or obligation (indirect, direct or contingent), except in the ordinary course of its business consistent with past practices, taken any of the prohibited actions set forth in Section 4.1, or suffered any change, or any event involving a prospective change, in its business, financial condition or results of operations that has had, or is reasonably likely to have, a Material Adverse Effect on PTC.

        (f) ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth in the PTC Letter or disclosed in any PTC SEC Document filed prior to the date hereof, neither PTC nor any Subsidiary has any obligations or liabilities (contingent or otherwise) that might reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on PTC. PTC has set forth in the PTC Letter, as of the date hereof, all interest rate and currency exchange agreements, and all trading positions regarding any form or type of derivative financial product the value of which is linked to, or derived from, the value of an underlying asset, rate or index.

        (g) ALLOWANCE FOR CREDIT LOSSES. Except as set forth in the PTC Letter, the allowance for credit losses (the "Allowance") shown on the consolidated statements of financial position of PTC and its Subsidiaries as of June 30, 1997 was, and the Allowance shown on each of the consolidated statements of condition of PTC and its Subsidiaries as of a date subsequent to the execution of this Agreement will be, in each case as of the dates thereof, determined in accordance with safe and sound banking practices and the guidelines and policies of the Federal Deposit Insurance Corporation ("FDIC"), and was (or will be) adequate, in the reasonable judgment of management, to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of PTC and its Subsidiaries and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by PTC and its Subsidiaries.

        (h) ENVIRONMENTAL MATTERS. Except as set forth in the PTC Letter, neither PTC, any of its Subsidiaries, nor any properties presently or previously owned or operated by PTC or any of its Subsidiaries has been or is in violation of or liable under any Environmental Law (as hereinafter defined). There are no actions, suits or proceedings, or demands, claims, notices or investigations (including notices, demand letters or requests for information from any environmental agency) instituted or pending, or to the knowledge of PTC, threatened, relating to the liability of any properties owned or operated by PTC or any of its Subsidiaries under any Environmental Law. "Environmental Law" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement between PTC or IUB, as the case may be, and any Governmental Entity relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, ground water, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component; and includes, without limitation, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act and the Comprehensive Environmental Response, Compensation and Liability Act.

        (i) INFORMATION SUPPLIED. None of the information supplied or to be supplied by PTC for inclusion in (i) the S-4 to be filed with the SEC by IUB in connection with the issuance of IUB Common Stock in the Merger will, at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Proxy Statement to be filed with the SEC in connection with the meeting of shareholders will, at the dates of mailing to shareholders of IUB and PTC and at the times of the meetings of shareholders of IUB and PTC to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement (except for such portions thereof that relate only to IUB) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The information set forth in the PTC Letter by PTC for purposes of this Agreement is true and accurate in all material respects.

        (j) NO DEFAULT. Except as set forth in the PTC Letter, no Violation exists on the part of PTC or any Subsidiary with respect to any term, condition or provision of (i) its articles of incorporation or bylaws, (ii) any note, mortgage, indenture, other evidence of indebtedness, guaranty, license, agreement or other contract, instrument or contractual obligation to which PTC or any Subsidiary is now a party or by which it or any of its properties or assets may be bound, or (iii) any order, writ, injunction or decree applicable to PTC or any Subsidiary, except for possible Violations that, individually or in the aggregate, do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on PTC.

        (k) COMPLIANCE WITH LICENSES, PERMITS AND APPLICABLE LAWS. PTC and its Subsidiaries have received such certificates, permits, licenses, franchises, consents, approvals, orders, authorizations and clearances from appropriate governmental entities (the "PTC Permits") as are necessary to own or lease and operate their respective properties and to conduct their respective businesses as currently owned or leased and conducted, and all such PTC Permits are valid and in full force and effect. PTC and its Subsidiaries are in compliance in all material respects with their respective obligations under the PTC Permits, with only such exceptions as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on PTC, and no event has occurred that allows, or after notice or lapse of time, or both, would allow, revocation or termination of any material PTC Permit. Except as set forth in the PTC Letter, the businesses of PTC and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations that individually or in the aggregate do not, and insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on PTC. Except for routine examinations by Governmental Entities charged with the supervision or regulation of banks or bank holding companies or the insurance of bank deposits ("Bank Regulators"), as of the date of this Agreement, to the knowledge of PTC, no investigation by any Governmental Entity with respect to PTC or any of its Subsidiaries is pending or threatened.

        (l) ACTIONS AND PROCEEDINGS. Except as set forth in the PTC Letter, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against or affecting PTC or any Subsidiary, any of its or their current or to its knowledge former directors, employees, consultants, agents or shareholders, as such, any of its or their properties, assets or business or any PTC Benefit Plan. Except as set forth in the PTC Letter, there are no actions, suits or claims or legal, administrative or arbitration proceedings or investigations pending or, to the knowledge of PTC, threatened against or affecting PTC or any Subsidiary, any of its or their current or former directors, officers, employees, consultants, agents or shareholders, as such, any of its or their properties, assets or business or any PTC Benefit Plan. There are no actions, suits or claims or legal, administrative or arbitration proceedings or investigations or labor disputes pending or, to the knowledge of PTC, threatened against or affecting PTC or any Subsidiary, any of its or their current or former directors, officers, employees, consultants, agents or shareholders, as such, any of its or their properties, assets or business or any PTC Benefit Plan relating to the transactions contemplated by this Agreement.

        (m) TAXES. To PTC's knowledge, PTC and each of its Subsidiaries have filed all tax returns required to be filed by any of them and have paid (or PTC has paid on their behalf), or have set up an adequate reserve for the payment of, all Taxes required to be paid as shown on such returns, and the most recent PTC financial statements included or incorporated by reference in any PTC SEC Document reflect an adequate reserve for all Taxes payable by PTC and its Subsidiaries accrued through the date of such financial statements. No material deficiencies for any Taxes have been proposed, asserted or assessed against PTC or any of its Subsidiaries that are not adequately reserved for. Except with respect to claims for refund, the federal income tax returns of PTC and each of its Subsidiaries consolidated in such returns have been examined by and settled with the IRS, or the statute of limitations with respect to such years has expired (and no waiver extending the statute of limitations has been requested or granted), for all years through 1993. For the purpose of this Agreement, the term "Taxes" (including, with correlative meaning, the term "tax") shall include, except where the context otherwise requires, all federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, unemployment (including unemployment insurance premiums or contributions), use, property, withholding, excise, occupancy, and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts.

        (n) CERTAIN AGREEMENTS. Except as set forth in the PTC Letter or disclosed in any PTC SEC Document filed prior to the date hereof, and except for this Agreement, as of the date of this Agreement, neither PTC nor any of its Subsidiaries is a party to any oral or written (i) employment or other agreement, contract, commitment, program, policy or arrangement requiring PTC or any Subsidiary to pay compensation (including any salary, bonus, deferred compensation, incentive compensation, severance, vacation or sick pay, or any other fringe benefit payment) or any other type of remuneration to any Person, (ii) agreement or plan, including any stock option plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (iii) contract or agreement not terminable on 30 days' or less notice involving the payment of more than $7,500 in any 12 month period; or (iv) contract or agreement that materially limits the ability of PTC directly or through any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time.

        (o)  BENEFIT PLANS.

           (i) PTC has disclosed in the PTC Letter or a PTC SEC Document filed prior to the date hereof each employee benefit plan (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, ("ERISA")) (all the foregoing being herein called "Benefit Plans"), maintained or contributed to by PTC or any Subsidiary (the "PTC Benefit Plans"). PTC will make available to IUB a true and correct copy of (A) the most recent annual report (Form 5500) filed with the IRS, (B) each such PTC Benefit Plan, (C) each trust agreement relating to such PTC Benefit Plan, (D) the most recent summary plan description for each PTC Benefit Plan for which a summary plan description is required, (E) the most recent actuarial report or valuation relating to a PTC Benefit Plan subject to Title IV of ERISA and (F) the most recent determination letter issued by the IRS with respect to any PTC Benefit Plan qualified under
       Section 401(a) of the Code.

           (ii) With respect to the PTC Benefit Plans, individually and in the aggregate, except as set forth in the PTC Letter or any PTC SEC Document filed prior to the date hereof, no event has occurred and, to the knowledge of the PTC, there exists no condition or set of circumstances, in connection with which PTC or any of its Subsidiaries could be subject to any liability (except liability for benefits, claims and funding obligations payable in the ordinary course) under ERISA, the Code or any other applicable law.

        (p) SUBSIDIARIES. PTC has set forth in the PTC Letter the name of each Subsidiary of it. All of the shares of capital stock of each Subsidiary are held directly or indirectly by PTC and such shares are validly issued, fully paid and nonassessable and, except as set forth in the PTC Letter or any PTC SEC Document filed prior to the date hereof, are owned by PTC free and clear of any lien, charge, encumbrance, claim, option, right of first refusal, limitation on voting rights, or other restriction of any nature whatsoever. The Subsidiary conducting a commercial banking business is a bank duly organized under Title 28 of the Indiana Code, validly existing and in good standing with the DFI, and all of the deposits of such Subsidiary are insured by the Bank Insurance Fund of the FDIC to the maximum extent permitted by law.

        (q) AGREEMENTS WITH BANK REGULATORS. Neither PTC nor any Subsidiary is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Bank Regulator which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit policies or its management, nor has PTC been advised by any Bank Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission.

        (r) VOTE REQUIRED. The affirmative vote of the holders of a majority of the outstanding shares of PTC Common Stock entitled to vote thereon is the only vote of the holders of any class or series of PTC capital stock necessary to approve this Agreement and the transactions contemplated hereby.

        (s) PROPERTIES. Except as set forth in the PTC Letter or disclosed in any PTC SEC Document filed prior to the date hereof, PTC or one of its Subsidiaries (A) has good, valid and marketable title to all the properties and assets reflected in the most recent audited financial statements included in any PTC SEC Document as being owned by PTC or one of its Subsidiaries, or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all mortgages, pledges, security interests, claims, liens, charges, options or other encumbrances of any nature whatsoever (including, without limitation, in the case of real property, easements and rights-of-way) (collectively, "Liens"), except (x) statutory Liens securing payments not yet due, (y) Liens on assets of any Subsidiary of PTC incurred in the ordinary course of a commercial banking business and (z) such Liens and imperfections or irregularities of title that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (B) is the lessee of all leasehold estates reflected in the most recent audited financial statements included in any PTC SEC Document or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to PTC's knowledge, the lessor.

        (t) POOLING OF INTERESTS. To PTC's knowledge, neither PTC nor any Subsidiary has taken or failed to take any action that would prevent the accounting for the Merger as a pooling of interests in accordance with Accounting Principles Board Opinion No. 16, the interpretive releases issued pursuant thereto, and the pronouncements of the SEC.

        (u) OWNERSHIP OF IUB STOCK. Neither PTC nor, to its best knowledge, any of its affiliates or associates (as such terms are defined for purposes of Section 23-1-43-18 of the IBCL), (i) beneficially owns, directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of capital stock of IUB which in the aggregate represents 10% or more of the outstanding shares of capital stock of IUB entitled to vote generally in the election of directors.

        (v)  SECTION 23-1-43-18 OF THE IBCL NOT APPLICABLE.  The provisions of
    Section 23-1-43-18 of the IBCL will not, prior to the termination of this Agreement, assuming the accuracy of the representations contained in Section 3.2(u) (without giving effect to the knowledge qualification therein), apply to this Agreement, the Merger or the transactions contemplated hereby.

    3.2 REPRESENTATIONS AND WARRANTIES OF IUB. IUB represents and warrants to PTC as follows:

        (a) ORGANIZATION, STANDING AND POWER. IUB is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana. Each of IUB's Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation or organization. Each of IUB and its Subsidiaries has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on IUB.

        (b)  CAPITAL STRUCTURE.

           (i) The authorized capital stock of IUB consists of 3,000,000 shares of common stock, without par value ("IUB Common Stock"), 1,250,897 shares of which are outstanding and none of which are reserved for issuance or held by IUB in its treasury; and 400,000 shares of preferred stock, without par value, with respect to which the board of directors is authorized to determine the series and classes thereof together with the rights, privileges and voting rights ("IUB Preferred Stock"). There are no shares of IUB Preferred Stock outstanding, reserved for issuance or held by IUB in its treasury.

           (ii) No Voting Debt of IUB is issued or outstanding. All outstanding shares of IUB Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

           (iii) Except as set forth in any IUB SEC Document (as defined in Section 3.2(d) hereof) filed prior to the date hereof or the letter dated and delivered to PTC on the date hereof (the "IUB Letter"), which relates to this Agreement and is designated therein as being the IUB Letter, there is no option, warrant, call, right (including any preemptive right), commitment or any other agreement of any character that IUB or any Subsidiary is a party to, or may be bound by, requiring it to issue, transfer, sell, purchase or redeem any shares of capital stock, any Voting Debt, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock of IUB or any Subsidiary, or to provide funds to, or make an investment (in the form of a loan, capital contribution or otherwise) in, any of IUB's Subsidiaries or (excepting loans made in the ordinary course of a commercial banking business) any other Person.

           (iv) Except as set forth in any IUB SEC Document filed prior to the date hereof or the IUB Letter, and except for this Agreement, there is no voting trust or other agreement or understanding to which IUB or any Subsidiary is a party, or may be bound by, with respect to the voting of the capital stock of IUB or any Subsidiary.

           (v) Since December 31, 1994, except as set forth in any IUB SEC Document filed prior to the date hereof or the IUB Letter, IUB has not
       (A) issued or permitted to be issued any shares of capital stock, or securities exercisable for or convertible into shares of capital stock, of IUB or any Subsidiary; (B) repurchased, redeemed or otherwise acquired, directly or indirectly through any Subsidiary, any shares of capital stock of IUB or any Subsidiary (other than the acquisition of trust account shares); or (C) declared, set aside, made or paid to shareholders of IUB dividends or other distributions on the outstanding shares of capital stock of IUB, other than regular quarterly cash dividends at a rate not in excess of the regular quarterly dividend most recently declared by IUB prior to September 30, 1997.

        (c)  AUTHORITY.

           (i) IUB has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by IUB of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of IUB, and no other corporate proceedings on the part of IUB are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the approval of this Agreement by the shareholders of IUB in accordance with the IBCL and IUB's articles of incorporation). This Agreement has been duly and validly executed and delivered by IUB, and assuming this Agreement constitutes the valid and binding agreement of PTC, constitutes the valid and binding agreement of IUB, enforceable in accordance with its terms, except that the enforcement hereof may be limited by (A) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, (B) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) and (C) judicial discretion.

           (ii) Except as set forth in the IUB Letter, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby (subject to approval by its shareholders) will not, create any Violation under any provisions of the articles of incorporation or bylaws of IUB or any Subsidiary or, except as set forth in the IUB Letter and subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in Subsection (iii) below, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, Benefit Plan (as defined in Section 3.1(o)) or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to IUB or any Subsidiary or their respective properties or assets.

           (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to IUB or any Subsidiary in connection with the execution and delivery of this Agreement, or the consummation by IUB of the transactions contemplated hereby, the failure to obtain which would have a Material Adverse Effect on IUB, except for (A) the filing by IUB of an application with the Federal Reserve under the BHC Act, and approval of same, (B) the filing by IUB of the S-4 with the SEC, and the declaration by the SEC of its effectiveness, (C) the filing by IUB and PTC with the SEC of (x) the Proxy Statement and (y) such reports under
       Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (D) the filing by IUB of Articles of Merger with the Secretary of State of the State of Indiana, and appropriate documents with the relevant authorities of other states in which IUB is qualified to do business, (E) the filing of an application by IUB with the Director of the DFI, and the approval thereof, (F) notices to or filings with the SBA, or the IRS or the PBGC with respect to any Benefit Plans, and (G) such filings and approvals as may be required under the "blue sky" laws of various states.

        (d) IUB SEC DOCUMENTS: FINANCIAL STATEMENTS. IUB has made available to PTC each document filed by it since December 31, 1994 with the SEC under the Securities Act or the Exchange Act, including without limitation, (i) IUB's Annual Report on Form 10-K for the year ended December 31, 1996, (ii) IUB's Quarterly Report on Form 10-Q for the period ended March 31 and June 30, 1997, and (iii) IUB's definitive proxy statement for its 1997 Annual Meeting of Shareholders held May 20, 1997, each in the form (including exhibits and any amendments) filed with the SEC (collectively, together with all reports and documents filed with the SEC subsequent to the date hereof, the "IUB SEC Documents"). As of their respective dates, each of the IUB SEC Documents did not, and each of the IUB SEC Documents filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, provided, however that IUB makes no representation with respect to information supplied by PTC for use in IUB SEC Documents after the date hereof. Each of the consolidated balance sheets included in or incorporated by reference into the IUB SEC Documents (including their related notes and schedules) fairly presents the consolidated financial condition of IUB and its consolidated Subsidiaries as of the date set forth therein and each of the consolidated statements of income and of changes in financial position included or incorporated by reference into the IUB SEC Documents (including any related notes and schedules) fairly presents the results of operations, retained earnings and changes in financial position, as the case may be, of IUB and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements to normal year-end adjustments and any other adjustments described therein which individually or in the aggregate will not be material in amount or effect), in each case in accordance with generally accepted accounting principals consistently applied during the periods involved, except as may be noted therein.

        (e) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in the IUB Letter or disclosed in any IUB SEC Document filed prior to the date hereof, since December 31, 1996, neither IUB nor any Subsidiary has incurred any material liability obligation (indirect, direct or contingent), except in the ordinary course of its business consistent with past practices, taken any of the prohibited actions set forth in Section 4.1, or suffered any change, or any event involving a prospective change, in its business, financial condition or results of operations that has had, or is reasonably likely to have, a Material Adverse Effect on IUB.

        (f) ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth in the IUB Letter or disclosed in any IUB SEC Document filed prior to the date hereof, neither IUB nor any Subsidiary has any obligations or liabilities (contingent or otherwise) that might reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on IUB. IUB has set forth in the IUB Letter, as of the date hereof, all interest rate and currency exchange agreements, and all trading positions regarding any form or type of derivative financial product the value of which is linked to, or derived from, the value of an underlying asset, rate or index.

        (g) ALLOWANCE FOR CREDIT LOSSES. Except as set forth in the IUB Letter, the Allowance shown on the consolidated statements of financial position of IUB and its Subsidiaries as of June 30, 1997 was, and the Allowance shown on each of the consolidated statements of condition of IUB and its Subsidiaries as of a date subsequent to the execution of this Agreement will be, in each case as of the dates thereof, determined in accordance with safe and sound banking practices and the guidelines and policies of the FDIC, and was (or will be) adequate, in the reasonable judgment of management, to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of IUB and its Subsidiaries and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by IUB and its Subsidiaries.

        (h) ENVIRONMENTAL MATTERS. Except as set forth in the IUB Letter, neither IUB, any of its Subsidiaries, nor any properties presently or previously owned or operated by IUB or any of its Subsidiaries has been or is in violation of or liable under any Environmental Law. There are no actions, suits or proceedings, or demands, claims, notices or investigations (including notices, demand letters or requests for information from any environmental agency) instituted or pending, or to the knowledge of IUB, threatened, relating to the liability of any properties owned or operated by IUB or any of its Subsidiaries under any Environmental Law.

        (i) INFORMATION SUPPLIED. None of the information supplied or to be supplied by IUB for inclusion in (i) the S-4 to be filed with the SEC by IUB in connection with the issuance of IUB Common Stock in the Merger will, at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Proxy Statement to be filed with the SEC in connection with the meeting of shareholders will, at the dates of mailing to shareholders of IUB and PTC and at the time of the meetings of shareholders of IUB and PTC to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement (except for such portions thereof that relate only to PTC) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The information set forth in the IUB Letter by IUB for purposes of this Agreement is true and accurate in all material respects.

        (j) NO DEFAULT. Except as set forth in the IUB Letter, no Violation exists on the part of IUB or any Subsidiary with respect to any term, condition or provision of (i) its articles of incorporation or bylaws, (ii) any note, mortgage, indenture, other evidence of indebtedness, guaranty, license, agreement or other contract, instrument or contractual obligation to which IUB or any Subsidiary is now a party or by which it or any of its properties or assets may be bound, or (iii) any order, writ, injunction or decree applicable to IUB or any Subsidiary, except for possible Violations that, individually or in the aggregate, do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on IUB.

        (k) COMPLIANCE WITH LICENSES, PERMITS AND APPLICABLE LAWS. IUB and its Subsidiaries have received such certificates, permits, licenses, franchises, consents, approvals, orders, authorizations and clearances from appropriate governmental entities (the "IUB Permits") as are necessary to own or lease and operate their respective properties and to conduct their respective businesses as currently owned or leased and conducted, and all such IUB Permits are valid and in full force and effect. IUB and its Subsidiaries are in compliance in all material respects with their respective obligations under the IUB Permits, with only such exceptions as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on IUB, and no event has occurred that allows, or after notice of lapse of time, or both, would allow, revocation or termination of any material IUB Permit. Except as set forth in the IUB Letter, the businesses of IUB and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations that individually or in the aggregate do not, and insofar as reasonably can be foreseen in the future will not, have a Material Adverse Effect on IUB. Except for routine examinations by Bank Regulators, as of the date of this Agreement, to the knowledge of IUB, no investigation by any Governmental Entity with respect to IUB or any of its Subsidiaries is pending or threatened.

        (l) ACTIONS AND PROCEEDINGS. Except as set forth in the IUB Letter, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against or affecting IUB or any Subsidiary, any of its or their current or to its knowledge former directors, employees, consultants, agents or shareholders, as such, any of its or their properties, assets or business or any IUB Benefit Plan. Except as set forth in the IUB Letter, there are no actions, suits or claims or legal, administrative or arbitration proceedings or investigations pending or, to the knowledge of IUB, threatened against or affecting IUB or any Subsidiary, any of its or their current or former directors, officers, employees, consultants, agents or shareholders, as such, any of its or their properties, assets or business or any IUB Benefit Plan. There are no actions, suits or claims or legal, administrative or arbitration proceedings or investigations or labor disputes pending or, to the knowledge of IUB, threatened against or affecting IUB or any Subsidiary, any of its or their current or former directors, officers, employees, consultants, agents or shareholders, as such, any of its or their properties, assets or business or any IUB Benefit Plan relating to the transactions contemplated by this Agreement.

        (m) TAXES. To IUB's knowledge, IUB and each of its Subsidiaries have filed all tax returns required to be filed by any of them and have paid (or IUB has paid on their behalf), or have set up an adequate reserve for the payment of, all Taxes required to be paid as shown on such returns, and the most recent IUB financial statements included or incorporated by reference in any IUB SEC Document reflect an adequate reserve for all Taxes payable by IUB and its Subsidiaries accrued through the date of such financial statements. No material deficiencies for any Taxes have been proposed, asserted or assessed against IUB or any of its Subsidiaries that are not adequately reserved for. Except with respect to claims for refund, the federal income tax returns of IUB and each of its Subsidiaries consolidated in such returns have been examined by and settled with the IRS, or the statute of limitations with respect to such years has expired (and no waiver extending the statute of limitations has been requested or granted), for all years through 1993.

        (n) CERTAIN AGREEMENTS. Except as set forth in the IUB Letter or disclosed in any IUB SEC Document filed with the SEC prior to the date hereof, and except for this Agreement, as of the date of this Agreement, neither IUB nor any of its Subsidiaries is a party to any oral or written
    (i) employment or other agreement, contract, commitment, program, policy or arrangement requiring IUB or any Subsidiary to pay compensation (including any salary, bonus, deferred compensation, incentive compensation, severance, vacation or sick pay, or any other fringe benefit payment) or any other type of remuneration to any Person, (ii) agreement or plan, including any stock option plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accel-erated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (iii) contract or agreement not terminable on 30 days' or less notice involving the payment of more than $7,500 in any 12 month period; or (iv) contract or agreement that materially limits the ability of IUB directly or through any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time.

        (o)  BENEFIT PLANS.

           (i) IUB has disclosed in the IUB Letter or a IUB SEC Document filed prior to the date hereof each Benefit Plan maintained or contributed to by IUB or any Subsidiary (the "IUB Benefit Plans"). IUB will make available to PTC a true and correct copy of (A) the most recent annual report (Form 5500) filed with the IRS, (B) each such IUB Benefit Plan,
       (C) each trust agreement relating to such IUB Benefit Plan, (D) the most recent summary plan description for each IUB Benefit Plan for which a summary plan description is required, (E) the most recent actuarial report or valuation relating to an IUB Benefit Plan subject to Title IV of ERISA and (F) the most recent determination letter issued by the IRS with respect to any IUB Benefit Plan qualified under Section 401(a) of the Code.

           (ii) With respect to the IUB Benefit Plans, individually and in the aggregate, except as set forth in the IUB Letter or any IUB SEC Document filed prior to the date hereof, no event has occurred and, to the knowledge of the IUB, there exists no condition or set of circumstances, in connection with which IUB or any of its Subsidiaries could be subject to any liability (except liability for benefits, claims and funding obligations payable in the ordinary course) under ERISA, the Code or any other applicable law.

        (p) SUBSIDIARIES. IUB has set forth in the IUB Letter the name of each Subsidiary of it. All of the shares of capital stock of each Subsidiary are held directly or indirectly by IUB and such shares are validly issued, fully paid and nonassessable and, except as set forth in the IUB Letter or disclosed in any IUB SEC Document filed with the SEC prior to the date hereof, are owned by IUB free and clear of any lien, charge, encumbrance, claim, option, right of first refusal, limitation on voting rights, or other restriction of any nature whatsoever. Each Subsidiary conducting a commercial banking business is a bank duly organized under Title 28 of the Indiana Code, validly existing and in good standing with the DFI, and all of the deposits of each such Subsidiary (except Regional Federal Savings Bank) are insured by the Bank Insurance Fund of the FDIC (the Savings Association Insurance Fund of the FDIC with respect to Regional Federal Savings Bank) to the maximum extent permitted by law.

        (q) AGREEMENTS WITH BANK REGULATORS. Neither IUB nor any Subsidiary is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Bank Regulator which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit policies or its management, nor has IUB been advised by any Bank Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission.

        (r) VOTE REQUIRED. The affirmative vote of the holders of a majority of the outstanding shares of IUB Common Stock entitled to vote thereon is the only vote of the holders of any class or series of IUB capital stock necessary to approve this Agreement and the transactions contemplated hereby.

        (s) PROPERTIES. Except as set forth in the IUB Letter or disclosed in any IUB SEC Document filed prior to the date hereof, IUB or one of its Subsidiaries (A) has good, valid and marketable title to all the properties and assets reflected in the most recent audited financial statements included in any IUB SEC Document as being owned by IUB or one of its Subsidiaries, or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens, except (x) statutory Liens securing payments not yet due, (y) Liens on assets of any Subsidiary of IUB incurred in the ordinary course of a commercial banking business and (z) such Liens and imperfections or irregularities of title that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (B) is the lessee of all leasehold estates reflected in the most recent audited financial statements included in any IUB SEC Document or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to IUB's knowledge, the lessor.

        (t) POOLING OF INTERESTS. To IUB's knowledge, neither IUB nor any Subsidiary has taken or failed to take any action that would prevent the accounting for the Merger as a pooling of interests in accordance with Accounting Principles Board Opinion No. 16, the interpretive releases issued pursuant thereto, and the pronouncements of the SEC.

        (u) OWNERSHIP OF PTC STOCK. Neither IUB nor, to its best knowledge, any of its affiliates or associates (as such terms are defined for purposes of Section 23-1-43-18 of the IBCL), (i) beneficially owns, directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of capital stock of PTC which in the aggregate represents 10% or more of the outstanding shares of capital stock of PTC entitled to vote generally in the election of directors.

        (v)  SECTION 23-1-43-18 OF THE IBCL NOT APPLICABLE.  The provisions of
    Section 23-1-43-18 of the IBCL will not, prior to the termination of this Agreement, assuming the accuracy of the representations contained in Section 3.1(u) (without giving effect to the knowledge qualification therein), apply to this Agreement, the Merger or the transactions contemplated hereby.

                                   ARTICLE IV
                            COVENANTS OF IUB AND PTC

    4.1  BUSINESS IN ORDINARY COURSE.

        (a) During the period from the date of this Agreement to the Effective Time, IUB shall, and shall cause its Subsidiaries to, conduct business only in the ordinary and usual course consistent with past practices and shall, and shall cause such Subsidiaries to, use their best efforts to maintain and preserve its business organization, employees and advantageous business relationships and retain the services of its officers and key employees.

        (b) During the period from the date of this Agreement to the Effective Time, PTC shall, and shall cause its Subsidiaries to, conduct business only in the ordinary and usual course consistent with past practices and shall, and shall cause such Subsidiaries to, use their best efforts to maintain and preserve its business organization, employees and advantageous business relationships and retain the services of its officers and key employees.

        (c) Without the prior written consent of PTC, IUB shall not declare, set aside or pay any dividend or make any other distribution with respect to its capital stock whether in cash, stock or other property, after the date of this Agreement, except for the declaration and payment of regular quarterly cash dividends on the IUB Common Stock in an amount not to exceed $0.27 per share.

        (d) Without the prior written consent of IUB, PTC shall not declare, set aside or pay any dividend or make any other distribution with respect to its capital stock whether in cash, stock or other property, after the date of this Agreement, except for the declaration and payment of regular quarterly cash dividends on the PTC Common Stock in an amount not to exceed the amount of the most recent quarterly cash dividend paid by PTC prior to the date of this Agreement; PROVIDED, HOWEVER, that the parties agree that PTC shall coordinate the declaration of dividends of PTC Common Stock, and the record date and payment dates relating thereto, with the dividend record and payment dates for IUB Common Stock so that the holders of PTC common stock shall not receive two dividends, or fail to receive one dividend, for any quarter with respect to their shares of IUB Common Stock.

        (e) Except as expressly provided herein or in the IUB Letter or PTC Letter, during the period from the date hereof to the Effective Time, neither IUB or any Subsidiary of IUB on the one hand, nor PTC or any Subsidiary of PTC on the other hand, without the prior written consent of the other, will:

           (i) issue, sell or pledge any capital stock or any options, warrants, or other rights to subscribe for or purchase capital stock or any securities convertible into or exchangeable for any capital stock, except pursuant to options outstanding on the date hereof under the PTC Stock Option Plans;

           (ii) directly or indirectly redeem, purchase or otherwise acquire any of their respective capital stock or ownership interests (except for the acquisition of trust account shares or in satisfaction of debts previously contracted);

           (iii) effect a reclassification, recapitalization, split-up, exchange of shares, readjustment or other similar change in or to any capital stock or otherwise merge, liquidate, reorganize or recapitalize;

           (iv) change its articles of incorporation or bylaws;

           (v) enter into, adopt or amend any employment agreement, severance agreement, change of control agreement or similar agreement or plan relative to the foregoing; or grant any increase (other than ordinary and normal increases consistent with past practices) in the compensation payable or to become payable to directors, officers or employees; or except as required by law, pay or agree to pay any bonus, or adopt or make any change in any bonus, insurance, pension, or Benefit Plan;

           (vi) except in the ordinary course of its business consistent with past practice, borrow or agree to borrow any funds, including but not limited to repurchase transactions, or indirectly guarantee or agree to guarantee any obligations of others;

           (vii) enter into, modify or extend any agreement, contract or commitment out of the ordinary course of business, other than letters of credit, loan agreements, deposit agreements, and other lending, credit and deposit documents made in the ordinary course of business;

           (viii) except in the ordinary course of business, place on any of its assets or properties any mortgage, pledge, lien, charge, or other encumbrance;

           (ix) place on any of its real estate assets or properties any mortgage, pledge, lien, charge or other encumbrance;

           (x) cancel any material indebtedness owing to it or any claims which it may possess or waive any rights of material value;

           (xi) sell or otherwise dispose of any real property or any material amount of tangible or intangible personal property other than properties acquired in foreclosure or otherwise in the ordinary collection of indebtedness;

           (xii) knowingly or willfully commit any act or fail to commit any act which will cause a material breach of any agreement, contract or commitment;

           (xiii) violate any law, statute, rule, governmental regulation, or order, which violation might have a Material Adverse Effect on IUB or PTC as the case may be;

           (xiv) engage in any activity or transaction outside the ordinary course of business;

           (xv) enter into or acquire any derivatives contract or structured note;

           (xvi) enter into any new, or modify, amend or extend the terms of any existing, contracts relating to the purchase or sale of financial or other futures, or any put or call option relating to cash, securities or commodities or any interest rate swap agreements or other agreements relating to the hedging of interest rate risk; or

           (xvii) settle any claim, action or proceeding involving monetary damages, except in the ordinary course of business consistent with past practice.

        (d) IUB shall not, without the prior written consent of PTC, willfully engage in any transaction or willfully take any action that would render untrue any of the representations and warranties of IUB contained in Article III hereof, if such representations and warranties were given as of the date of such transaction or action.

        (e) PTC shall not, without the prior written consent of IUB, willfully engage in any transaction or willfully take any action that would render untrue any of the representations and warranties of PTC contained in Article III hereof, if such representations and warranties were given as of the date of such transaction or action.

        (f) IUB and PTC will each use their best efforts to maintain their respective properties and assets in their present state of repair, order and condition, reasonable wear and tear excepted, and to maintain and keep in full force and effect all policies of insurance presently in effect, including the insurance of accounts with the FDIC.

    4.2 NO SOLICITATION. (a) Each of IUB and PTC respectively agree that it shall not, nor shall it permit any of it Subsidiaries to, nor shall it authorize or permit any officer, director or employee of or any investment banker, attorney or other advisor or representative of, it or any Subsidiary to, (i) solicit, initiate or encourage the submission of any takeover proposal (as defined below), (ii) enter into any agreement with respect to any takeover proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal; PROVIDED, HOWEVER, that nothing contained in this Agreement shall prevent either IUB or PTC or the Board of Directors of either from (A) furnishing nonpublic information to, or entering into discussions or negotiations with, any person in connection with an unsolicited bona fide written takeover proposal to IUB or PTC or their respective shareholders, if and only to the extent that the Board of Directors of IUB or PTC, as applicable, determines in good faith based on written advice of its outside legal counsel that such action is necessary for such Board of Directors to comply with its fiduciary duties to shareholders under applicable law, or (B) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a takeover proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any executive officer of IUB or PTC or any of its respective Subsidiaries or any investment banker, attorney or other advisor or representative of IUB or PTC or any of their respective Subsidiaries, whether or not such person is purporting to act on behalf of IUB or any Subsidiary or PTC or any Subsidiary, as applicable, or otherwise, shall be deemed to be a breach of this Section 4.2(a) by the party for whom such person is an executive officer of, or an investment banker, attorney or other advisor or representative for, such party or any Subsidiary. For purposes of this Agreement, "takeover proposal" means any proposal for a merger, consolidation or other business combination involving IUB or PTC or any Subsidiary of either or any proposal or offer to acquire in any manner, directly or indirectly, more than 20% of any class of voting securities of IUB or PTC or any Subsidiary of either, or assets representing a substantial portion of the assets of IUB and its Subsidiaries, taken as a whole, or PTC and its Subsidiaries, taken as a whole, other than the Merger contemplated by this Agreement. Each of IUB and PTC shall immediately cease and cause to be terminated any existing activities, discussions or negotiations by it or any of its officers, investment bankers, attorneys or other advisors or representatives with any parties conducted heretofore with respect to any of the foregoing.

        (b) Subject to Section 7.1(d) (in the case of IUB) and Section 7.1(e) (in the case of PTC), neither the Board of Directors of IUB or PTC nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the other party, the adoption, approval or recommendation by such Board of Directors or any such committee of this Agreement or (ii) approve or recommend, or propose to approve or recommend, any takeover proposal.

        (c) Each of IUB and PTC promptly shall advise the other orally and in writing of any takeover proposal or any inquiry with respect to or which could lead to any takeover proposal and the identity of the person making any such takeover proposal or inquiry. Each of IUB and PTC shall keep the other promptly and fully informed in all material respects of the status and details of any such takeover proposal or inquiry.

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

    5.1  INSPECTION OF RECORDS; CONFIDENTIALITY.

        (a) IUB and PTC shall each afford to the other and to the other's accountants, counsel and other representatives (and their Subsidiaries) reasonable access during normal business hours during the period prior to the Effective Time to all of their respective properties, books, contracts, commitments and records, including all attorneys' responses to auditors' requests for information, and accountants' work papers, developed by either of them or their respective Subsidiaries or their respective accountants or attorneys, and will permit each other and their respective representatives to discuss such information directly with each other's officers, directors, employees, attorneys and accountants. IUB and PTC shall each use their best efforts to furnish to the other all other information concerning its business, properties and personnel as such other party may reasonably request. Any failure to comply with this covenant shall be disregarded if promptly corrected without material adverse consequences to the other party. The availability or actual delivery of such information (except where set forth in the IUB Letter or PTC Letter) shall not affect the representations, warranties, covenants, and agreements of the party providing such information that are contained in this Agreement or in any certificates or other documents delivered pursuant hereto.

        (b) In the event that this Agreement is terminated, each party shall return all non-public documents furnished hereunder, shall destroy all documents or portions thereof prepared by such other party that contain non-public information furnished by the other party pursuant hereto and, in any event, shall hold all non-public information confidential unless or until such information is or becomes a matter of public knowledge or is or becomes known to the party receiving the information through persons other than the party providing such information.

    5.2 PREPARATION OF S-4 AND THE PROXY STATEMENT. IUB shall prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Each of IUB and PTC shall use all reasonable efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing. IUB shall also take any action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of IUB Common Stock in the Merger and PTC shall furnish all information concerning PTC and the holders of PTC Common Stock as may be reasonably requested in connection with any such action.

    5.3  SHAREHOLDER MEETINGS.

        (a) IUB. IUB shall, as soon as practicable, duly call, give notice of, convene and hold a meeting of its shareholders (the "IUB Shareholders Meeting") for the purpose of voting upon the approval of this Agreement and the transactions contemplated hereby. Subject to Section 7.1(d), IUB shall, through its Board of Directors, recommend to its shareholders approval of this Agreement and the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, IUB agrees that its obligations pursuant to the first sentence of this Section 5.3(a) shall not be altered by the commencement, public proposal, public disclosure or communication to IUB of any takeover proposal. IUB shall coordinate and cooperate with PTC with respect to the timing of such meeting and shall use its best efforts to hold such meeting within one day of the date on which PTC shall hold a meeting of its shareholders pursuant to Section 5.3(b), and as soon as practicable after the date on which the S-4 becomes effective.

        (b) PTC. PTC shall, as soon as practicable, duly call, give notice of, convene and hold a meeting of its shareholders (the "PTC Shareholders Meeting") for the purpose of voting upon the approval of this Agreement and the transactions contemplated hereby. Subject to Section 7.1(e), PTC shall, through its Board of Directors, recommend to its shareholders approval of this Agreement and the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, PTC agrees that its obligations pursuant to the first sentence of this Section 5.3(b) shall not be altered by the commencement, public proposal, public disclosure or communication to PTC of any takeover proposal. PTC shall coordinate and cooperate with IUB with respect to the timing of such meeting and shall use its best efforts to hold such meeting within one day of the date on which IUB shall hold a meeting of its shareholders pursuant to Section 5.3(a), and as soon as practicable after the date on which the S-4 becomes effective.

    5.4  AFFILIATES.

        (a) OF PTC. At least 30 days prior to the Closing Date, PTC shall deliver to IUB a list of names and addresses of those persons who were, in PTC's reasonable judgment, at the record date for its meeting of shareholders to approve the Merger, "affiliates" (each such person, an "Affiliate") of PTC within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act. PTC shall provide IUB such information and documents as IUB shall reasonably request for purposes of reviewing such list. PTC shall use all reasonable efforts to deliver or cause to be delivered to IUB and PTC, prior to the Closing Date, from each of the Affiliates of PTC identified in the foregoing list, an Affiliate Letter in the form attached hereto as Exhibit 5.4(a). IUB shall be entitled to place legends as specified in such Affiliate Letters on the certificates evidencing any IUB Common Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for IUB Common Stock, consistent with the terms of such Affiliate Letters.

        (b) OF IUB. At least 30 days prior to the Closing Date, IUB shall deliver to PTC a list of names and addresses of those persons who were, in IUB's reasonable judgment, at the record date for its meeting of shareholders to approve the Merger, Affiliates of IUB. IUB shall provide PTC such information and documents as PTC shall reasonably request for purposes of reviewing such list. IUB shall use all reasonable efforts to deliver or cause to be delivered to IUB, prior to the Closing Date, from each of the Affiliates of IUB identified in the foregoing list, an Affiliate Letter in the form attached hereto as Exhibit 5.4(b).

    5.5 BROKERS. Each of IUB and PTC represents, as to itself and its Subsidiaries, that no agent, broker, investment banker or other firm or person or officer or director of either is or will be entitled to any broker's or finder's fee or any other commission, bonus or similar fee in connection with any of the transactions contemplated by this Agreement.

    5.6 COOPERATION. Each party covenants that it will use its best efforts to bring about the transactions contemplated by this Agreement as soon as practicable, unless this Agreement is terminated as provided herein. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement at the earliest practicable time. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of IUB or PTC, as the case may be, shall take all such necessary action. Each party shall use its reasonable best efforts to preserve for itself and the other party each available legal privilege with respect to the confidentiality of their negotiations and related communications, including the attorney-client privilege.

    5.7 REGULATORY APPLICATIONS. IUB and PTC shall, as soon as reasonably practicable, file all necessary applications relating to the Merger with all applicable regulatory authorities, and shall use their best efforts to respond as promptly as practicable to all inquiries received concerning said applications. In the event of an adverse or unfavorable determination by any regulatory authority, or in the event the Merger is challenged or opposed by any administrative or legal proceeding, whether by the United States Department of Justice or otherwise, the determination of whether and to what extent to seek appeal or review, administrative or otherwise, or other appropriate remedies shall be jointly made by IUB and PTC. The party filing an application shall deliver a copy thereof to the other party in advance of filing with a reasonable opportunity for such other party to review the application, and copies of all responses from or written communications from regulatory authorities relating to the Merger or this Agreement (to the extent permitted by law), and the filing party shall also deliver a final copy of each regulatory application to the other party promptly after it is filed with the appropriate regulatory authority. Each party shall advise the other party periodically of the status of each regulatory application.

    5.8 FINANCIAL STATEMENTS AND REPORTS. From the date of this Agreement and prior to the Effective Time: (a) each party will make available to the other, not later than ninety 90 days after the end of any fiscal year, its Annual Report on Form 10-K or 10-KSB as the case may be (and all schedules and exhibits thereto) for the fiscal period then ended prepared in conformity with generally accepted accounting principles; (b) each party will make available to the other not later than 30 days after the end of any fiscal quarter, the Reports of Condition and Income filed by each of its subsidiaries that is a financial institution with its primary regulator which shall be prepared in accordance with all applicable rules and regulations; (c) each party will make available to the other not later than 45 days after the end of each quarter, its Report on Form 10-Q or 10-QSB, as the case may be, for such quarter as filed with the SEC which shall be prepared in conformity with generally accepted accounting principles and the rules and regulations of the SEC; and (d) each party will make available to the other any and all other material reports filed with the SEC, the Federal Reserve Board, the OCC, the FDIC, the OTS, or any other regulatory agency within three business days of the filing of any such report.

    5.9 NOTICE. At all times prior to the Effective Time, each party shall promptly notify the other in writing of the occurrence of any event which will or may result in the failure to satisfy any of the conditions specified in Sections 6.2 (in the case of PTC) or 6.3 (in the case of IUB). In the event that either party becomes aware of the occurrence or impending occurrence of any event which would constitute or cause a breach by it of any of its representations and warranties, covenants or agreements herein in any material respect, or would have constituted or caused a breach by it of its representations and warranties, covenants or agreements herein in any material respect, had such an event occurred or been known prior to the date hereof, said party shall immediately give detailed and written notice thereof to the other party, and shall, unless the same has been waived in writing by the other party, use its reasonable efforts to remedy the same, provided that such efforts, if not successful, shall not be deemed to satisfy any condition precedent to the Merger.

    5.10. PUBLIC ANNOUNCEMENTS. Subject to each party's disclosure obligations imposed by law, IUB and PTC will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any public announcement or statement with respect hereto or thereto without the consent of the other party (which consent shall not be unreasonably withheld).

    5.11 EXPENSES. Subject to Section 7.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that those expenses incurred in connection with printing the S-4 and the Proxy Statement, as well as the filing fee relating thereto, shall be shared equally by IUB and PTC.

    5.12  PTC OPTIONS.

        (a) As of the Effective Time, each of the PTC Options that is outstanding as of the Effective Time shall be assumed by IUB and converted into an option to purchase the number of shares of IUB Common Stock (rounded up to the nearest whole share) equal to the number of shares of PTC Common Stock subject to such option multiplied by the Conversion Ratio at an exercise price per share of IUB Common Stock (rounded down to the nearest penny) equal to the former exercise price per share of PTC Common Stock under such option immediately prior to the Effective Time divided by the Conversion Ratio; PROVIDED, HOWEVER, that to the extent any PTC Option constitutes an "incentive stock option" (within the meaning of Section 422 of the Code) immediately prior to the Effective Time, such PTC Option shall continue to qualify as an incentive stock option to the maximum extent permitted by Section 422 of the Code, and the assumption of the PTC Option provided by this Section 5.12 shall satisfy the conditions of Section 424(a) of the Code.

        (b) Except as provided in Section 5.12(a), each PTC Option assumed by IUB as of the Effective Time shall continue to have, and shall be subject to, the same terms and conditions set forth in or otherwise established pursuant to the PTC Stock Option Plan (as defined in Section 3.1(b)) pursuant to which such PTC Option was granted.

        (c) As of the Effective Time of the Merger, IUB shall enter into an assumption agreement with respect to each PTC Option which shall provide for IUB's assumption of the obligations of PTC under the PTC Stock Option Plan. Prior to the Effective Time, PTC shall make such amendments, if any, to the PTC Stock Option Plan as shall be necessary to permit such assumption in accordance with this Section 5.12.

    5.13  SURVIVING CORPORATION BENEFIT PLANS.

        (a) GENERAL. Unless otherwise mutually determined, and subject to the provisions of Section 5.13(c), the PTC Benefit Plans in effect on the date of this Agreement shall remain in effect after the Effective Time. Following the Effective Time of the Merger, the Surviving Corporation shall formulate Benefit Plans for the Surviving Corporation and its Subsidiaries, with respect both to employees who were covered by the PTC Benefit Plans and IUB Benefit Plans at the Effective Time and employees who were not covered by such plans at the Effective Time, that provide benefits for services after the Effective Time on a basis that does not discriminate between employees who were covered by PTC Benefit Plans and employees who were covered by IUB Benefit Plans.

        (b) CREDIT FOR PAST SERVICE. Without limitation on the foregoing provisions of this Section 5.13, each participant of any PTC Benefit Plan shall receive credit for purposes of (i) eligibility to participate, vesting and eligibility to receive benefits under any IUB Benefit Plan or any benefit plan of the Surviving Corporation or any of its Subsidiaries that replaces a PTC Benefit Plan or IUB Benefit Plan, and (ii) benefit accrual under any severance, sickness or vacation pay plan, for service credited for the corresponding purpose under such PTC Benefit Plan; PROVIDED, HOWEVER, that such crediting of service shall not operate to duplicate any benefit to any such participant or the funding for any such benefit.

        (c) PTC 401K PENSION PLAN. Pursuant to its terms, PTC's 401K Pension Plan (the "Plan") will terminate as of the Effective Time of the Merger and all PTC employees who have elected to participate in the Plan will become fully vested. Accordingly, at the Effective Time of the Merger, IUB shall take such actions as are necessary to permit employees of PTC and its Subsidiaries, who so elect, to participate in IUB's existing retirement or pension plan until such time as the Surviving Corporation formulates benefit plans to be applicable to all employees of the Surviving Corporation and its Subsidiaries. For those employees who elect to transfer their 401K pension funds to IUB, IUB shall provide benefits and services after the Effective Time on a basis that does not discriminate between employees who were covered by PTC's 401K Pension Plan and IUB's retirement or pension plan. Employees of PTC and its Subsidiaries shall receive credit for purposes of eligibility to participate, vesting and eligibility to receive benefits in IUB's retirement or pension plan consistent with their number of years of service with PTC.

    5.14 EXTENT OF KNOWLEDGE. For purposes of this Agreement and any other certificate or document delivered by one party to the other pursuant hereto, the "best knowledge" of IUB or PTC shall be limited to matters actually known to any of its executive officers.

    5.15 POOLING AND TAX-FREE REORGANIZATION TREATMENT. Neither IUB nor PTC shall intentionally cause to be taken any action, whether before or after the Effective Time, that would disqualify the Merger as a "pooling of interests" for accounting and financial reporting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code.

    5.16 NASDAQ STOCK MARKET LISTING. IUB shall use its best efforts to list on the Nasdaq Stock Market, Inc.'s National Market, subject to official notice of issuance, the shares of IUB Common Stock to be issued in the Merger.

    5.17 DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE. IUB agrees that the Merger shall not affect or diminish any of PTC's duties and obligations of indemnification existing immediately prior to the Effective Time in favor of employees, agents, directors, or officers of PTC arising by virtue of the Articles of Incorporation, or Bylaws of PTC in the form in effect at the date of this Agreement or arising by operation of law or arising by virtue of any contract, resolution or other agreement or document existing at the date of this Agreement, and such duties and obligations shall continue in full force and effect for so long as they would (but for the Merger) otherwise survive and continue in full force and effect. IUB shall cause the persons serving as officers and directors of PTC immediately prior to the Effective Time to be covered for a period of three years from the Effective Time by the directors' and officers' liability insurance and indemnification policy maintained by PTC on the date hereof (provided that IUB may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not materially less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such so long as the annual premium therefor does not exceed 200% of the annual premium in effect on the date hereof.

    5.18 SURVIVING CORPORATION BOARD OF DIRECTORS. The Board of Directors of IUB will take such action as may be necessary (including the amendment of the IUB bylaws) to cause the number of directors comprising the full Board of Directors of IUB immediately prior to or at the Effective Time to be 10 persons, 5 of whom shall be existing directors of IUB prior to the Effective Time designated by IUB and 5 of whom shall be existing directors of PTC prior to the Effective Time designated by PTC. If, prior to the Effective Time, any such designees shall decline or be unable to serve, the party that designated such person shall designate another person to serve in such person's stead. Each such person so designated shall be a director of the Surviving Corporation until the earlier of his resignation or removal or until his successor is duly elected or appointed, as the case may be.

    5.19 SURVIVING CORPORATION OFFICERS. At the Effective Time, pursuant to the terms hereof (and, in the case of James L. Saner, the employment contract referred to in Section 5.20), (a) Robert E. Hoptry shall hold the positions of Chairman of the Board and Chief Executive Officer of the Surviving Corporation and shall be entitled to serve in such capacities until his resignation or removal or until his successor is elected or appointed, as the case may be, and
(b) James L. Saner shall hold the position of President and Chief Operating Officer of the Surviving Corporation and shall be entitled to serve in such capacity until his resignation or removal or until his successor is duly elected or appointed in accordance with the articles of incorporation and bylaws of the Surviving Corporation. At or promptly after the Effective Time, the Board of Directors of the Surviving Corporation will take such action as may be necessary (including the amendment of the Surviving Corporation's bylaws) to cause Robert S. Dunevant to be elected to the honorary position of Vice Chairman of the Board. If any of such persons is unable or unwilling to hold such office(s) as set forth above, his successor shall be selected by the Board of Directors of the Surviving Corporation in accordance with its bylaws. At the Effective Time, each of the other officers of IUB immediately prior to the Effective Time shall continue to hold his or her respective office as an officer of the Surviving Corporation until the earlier of his or her resignation or removal or until his or her successor is duly elected or appointed, as the case may be.

    5.20 EMPLOYMENT CONTRACT. IUB shall, as of or prior to the Effective Time, enter into an employment contract with James L. Saner in the form set forth in
Exhibit 5.20.

    5.21 IUB CONTEMPLATED OFFERING. PTC acknowledges that IUB has informed it, on a confidential basis, that IUB is contemplating an underwritten public offering of securities of a newly formed Subsidiary to be guaranteed by IUB, as more fully described in the IUB Letter (the "Contemplated Offering"). PTC hereby consents to the Contemplated Offering, should IUB determine to commence it. Any decision not to commence the Contemplated Offering by IUB, or any failure to consummate the Contemplated Offering for any reason (other than a material breach by PTC of its obligations under this Section 5.21), shall not affect the obligations of IUB or PTC under this Agreement. With respect to the Contemplated Offering, PTC shall provide IUB and its legal counsel, accountants and other representatives, and to the underwriter of the Contemplated Offering and its legal counsel and other representatives, with such information about the business and condition (financial and otherwise) of PTC as they collectively shall deem necessary or appropriate in connection with the registration and consummation of the Contemplated Offering under the Securities Act and any applicable state securities or blue sky laws. PTC shall instruct and otherwise use its best efforts to cause its directors, officers, employees, agents and advisors to cooperate with IUB and the underwriter of the Contemplated Offering, and the respective representatives and advisors of each, with respect to the provision of such information regarding PTC. PTC shall consent, and shall use its best efforts to cause its independent certified accountants to consent, in such form as may be reasonably required by IUB, to the inclusion of such information about PTC in the registration statement (including any amendments or supplements thereto) relating to the Contemplated Offering (and in the prospectus constituting a part thereof) to the extent such consent is required by the SEC. None of the information supplied or to be supplied by PTC for inclusion in the registration statement relating to the Contemplated Offering (and in the prospectus constituting a part thereof) will, at the time the registration statement is filed with the SEC, at the time it becomes effective and at the time of consummation of the Contemplated Offering, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Prior to filing the registration statement relating to the Contemplated Offering (or any amendment or supplement thereto), IUB will take such actions as are reasonable under the circumstances to provide PTC, on a confidential basis, with copies of such registration statement (or amendment or supplement) proposed to be filed with the SEC, and to allow PTC the opportunity to comment promptly thereon with respect to information disclosed about PTC. In the event the Merger is not consummated (other than (i) because of a breach by PTC of any representation, warranty, covenant or other agreement contained in this Agreement which would give rise to the failure of a condition set forth in Section 6.2(a) or 6.2(b) or
(ii) the termination of this Agreement by PTC pursuant to Section 7.1(e)), IUB shall reimburse PTC for all its reasonable out-of-pocket expenses actually incurred in connection with the performance of its obligations under this
Section 5.21, up to a maximum of $10,000, which amount shall be payable by wire transfer of same day funds within 5 business days of written demand, accompanied by a reasonably detailed statement of such expenses and appropriate supporting documentation therefor.

    5.22 PTC ALLOWANCE PROVISION. On or before December 15, 1997, PTC shall increase its Allowance by such amount as shall be necessary to cause its Allowance to be 1.2% of the gross amount of its loans, leases and other extensions of credit at November 30, 1997.

                                   ARTICLE VI
                              CONDITIONS PRECEDENT

    6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

        (a) SHAREHOLDER APPROVALS. This Agreement shall have been respectively approved by the affirmative vote of the holders of the outstanding shares of IUB Common Stock and PTC Common Stock.

        (b) OTHER APPROVALS. Other than the filing of the Articles of Merger provided for by Section 1.1, all authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any Governmental Entity (all of the foregoing, "Consents") that are necessary for the consummation of the Merger, other than immaterial Consents the failure to obtain which would not have a significant adverse effect on the consummation of the Merger or on the Surviving Corporation and its Subsidiaries, taken as a whole, after consummation of the Merger, shall have been filed, occurred or been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals") and all such Requisite Regulatory Approvals shall be in full force and effect. IUB shall have received all state securities or blue sky permits and other authorizations necessary to issue the IUB Common Stock in exchange for PTC Common Stock and to consummate the Merger.

        (c) S-4. The S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceeding seeking a stop order.

        (d) POOLING. IUB and PTC shall have received a letter from Geo. S. Olive & Co., LLC, IUB's independent public accountants, and Crowe Chizek and Company, LLP, PTC's independent public accountants, to the effect that the Merger qualifies for "pooling of interests" accounting treatment under Accounting Principles Board Opinion No. 16, the interpretive releases issued pursuant thereto, and the pronouncements of the SEC if consummated in accordance with this Agreement.

        (e) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect, nor shall any proceeding by any Governmental Entity seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

        (f) BURDENSOME CONDITION. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Governmental Entity which, in connection with the grant of a Requisite Regulatory Approval, imposes any condition or restriction upon IUB or its Subsidiaries, PTC or its Subsidiaries, or the Surviving Corporation or its Subsidiaries, that would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger.

        (g) NMS LISTING. The shares of IUB Common Stock issuable pursuant to this Agreement shall have been approved for listing on the National Market of the Nasdaq Stock Market, Inc., subject to official notice of issuance.

    6.2 CONDITIONS TO OBLIGATIONS OF IUB. The obligations of IUB to effect the Merger are subject to the satisfaction of the following conditions or waiver by IUB on or prior to the Closing Date:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of PTC set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of PTC set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representation or warranty expressly relates to an earlier date ( in which case as of such date), and IUB shall have received a certificate signed on behalf of PTC by the Chief Executive Officer and the Chief Financial Officer of PTC to such effect.

        (b) PERFORMANCE OF OBLIGATIONS OF PTC. PTC shall have performed in all material respects all obligations required to be performed by it under this Agreement, at or prior to the Closing Date, and IUB shall have received a certificate signed on behalf of PTC by the Chief Executive Officer and the Chief Financial Officer of PTC to such effect.

        (c) CONSENTS UNDER AGREEMENTS. PTC shall have obtained the consent or approval of each person (other than the Governmental Entities referred to in Section 6.1(b)) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation pursuant to the Merger to any obligation, right or interest of PTC or any Subsidiary of PTC under any loan or credit agreement, note, mortgage, indenture, lease license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of IUB, individually or in the aggregate, have a Material Adverse Effect on the Surviving Corporation or upon the consummation of the transactions contemplated hereby.

        (d) TAX OPINION. IUB shall have received an opinion of Geo. S. Olive & Co., LLC, dated the Closing Date, in form and substance satisfactory to IUB, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

        (e) LETTERS FROM PTC AFFILIATES. IUB shall have received from each person named in the letter referred to in Section 5.4(a) an executed copy of an agreement in the form of Exhibit 5.4(a).

    6.3 CONDITIONS TO OBLIGATIONS OF PTC. The obligations of PTC to effect the Merger are subject to the satisfaction or waiver by PTC on or prior to the Closing Date of the following conditions:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of IUB set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of IUB set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representation or warranty expressly relates to another date (in which case as of such date), and PTC shall have received a certificate signed on behalf of IUB by the Chief Executive Officer and the Chief Financial Officer of IUB to such effect.

        (b) PERFORMANCE OF OBLIGATIONS OF IUB. IUB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and PTC have received a certificate signed on behalf of IUB by the Chief Executive Officer and the Chief Financial Officer of IUB to such effect.

        (c) CONSENTS UNDER AGREEMENTS. IUB shall have obtained the consent or approval of each person (other than the Governmental Entities referred to in Section 6.1(b)) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of

    PTC, individually or in the aggregate, have a Material Adverse Effect on the Surviving Corporation or upon the consummation of the transactions contemplated hereby.

        (d) TAX OPINION. PTC shall have received an opinion of Crowe Chizek and Company, LLP, dated the Closing Date, in form and substance satisfactory to PTC, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

        (e) LETTERS FROM IUB AFFILIATES. IUB shall have received from each person named in the letter referred to in Section 5.4(b) an executed copy of an agreement substantially in the form of Exhibit 5.4(b).

                                  ARTICLE VII
                    TERMINATION; EXPENSES; AMENDMENT; WAIVER

    7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after the approval of this Agreement by the shareholders of IUB and/or PTC:

    (a) by mutual written consent of IUB and PTC;

    (b) by either IUB or PTC:

        (i) if, at a duly held shareholders meeting of IUB or any adjournment thereof at which approval of this Agreement is voted upon, the approval of the shareholders of IUB shall not have been obtained;

        (ii) if, at a duly held shareholders meeting of PTC or any adjournment thereof at which approval of this Agreement is voted upon, the approval of the shareholders of PTC shall not have been obtained;

       (iii) if the Merger shall not have been consummated on or before March 31, 1998, unless the failure to consummate the Merger is the result of a willful and material breach of this Agreement by the party seeking to terminate this Agreement; PROVIDED, HOWEVER, that if all the conditions set forth in Sections 6.1 (other than 6.1(b)), 6.2 and 6.3 have been satisfied by or prior to such date, either IUB or PTC may, by notice to the other on or prior to such date, extend such date to the latest date so extended by either party but in no event later than May 31, 1998;

        (iv) if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable;

        (v) in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in Section 6.2(a) or 6.2(b) or Section 6.3(a) or 6.3(b), as applicable, and (B) cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach ("Material Breach") (PROVIDED that the terminating party is not then in breach of any representation, warranty, covenant or other agreement that would give rise to a failure of a condition described in clause (A) above);

    (c) by either IUB or PTC in the event that (i) all the conditions to the obligation of such party to effect the Merger set forth in Section 6.1 shall have been satisfied and (ii) any condition to the obligation of such party to effect the Merger set forth in Section 6.2 (in the case of IUB) or Section 6.3 (in the case of PTC) is not capable of being satisfied prior to the end of the period referred to in Section 7.1(b)(iii);

    (d) by IUB, subject to Section 7.5(b), if the Board of Directors of IUB shall concurrently approve, and IUB shall concurrently enter into, a definitive agreement providing for the implementation of the transactions contemplated by a takeover proposal; PROVIDED, HOWEVER, that (i) IUB is not then in breach of
Section 4.2 or in breach of any other representation, warranty, covenant or agreement that would give rise to a failure of a condition set forth in Section 6.3(a) or 6.3(b); (ii) the Board of Directors of IUB shall have complied with
Section 7.5(b) in connection with such takeover proposal and (iii) no termination pursuant to this Section 7.1(d) shall be effective unless IUB shall simultaneously make the payment required by Section 7.2(a); or

    (e) by PTC, subject to Section 7.5(c), if the Board of Directors of PTC shall concurrently approve, and PTC shall concurrently enter into, a definitive agreement providing for the implementation of the transactions contemplated by a takeover proposal; PROVIDED, HOWEVER that (i) PTC is not then in breach of
Section 4.2 or in breach of any other representation, warranty, covenant or agreement that would give rise to a failure of a condition set forth in Section 6.2(a) or 6.2(b); (ii) the Board of Directors of PTC shall have complied with
Section 7.5(c) in connection with such takeover proposal and (iii) no termination pursuant to this Section 7.1(e) shall be effective unless PTC shall simultaneously make the payment required by Section 7.2(b).

    7.2  EFFECT OF TERMINATION.

    (a) In the event that any person shall make a takeover proposal with respect to IUB and thereafter (i) this Agreement is terminated (A) pursuant to Section 7.1(b)(i), (B) pursuant to Section 7.1(b)(iii) (if at the time of termination
(x) IUB is in breach of any representation, warranty, covenant or other agreement that would give rise to a failure of a condition set forth in Section 6.3(a) or 6.3(b) and (y) such breach cannot be or has not been cured within 30 days after IUB becomes aware of such breach or such shorter period as may elapse between the date IUB becomes aware of such breach and the time of termination),
(C) pursuant to Section 7.1(b)(iv) (if at the time of termination (x) IUB is in breach of any representation, warranty, covenant or other agreement that would give rise to a failure of a condition set forth in Section 6.3(a) or 6.3(b) and
(y) such breach cannot be or has not been cured within 30 days after IUB becomes aware of such breach), (D) by PTC pursuant to Section 7.1(b)(v), (E) by PTC pursuant to Section 7.1(c) or (F) by IUB pursuant to Section 7.1(d), and (ii) a definitive agreement with respect to a takeover proposal is executed, or a takeover proposal is consummated, at or within 12 months after such termination, then PTC shall be paid a fee of $1,000,000 in connection with such termination, which amount shall be payable by wire transfer of same day funds on the date such agreement is executed, or such takeover proposal is consummated, as applicable. IUB acknowledges that the agreements contained in this Section 7.2(a) are an integral part of the transactions contemplated by this Agreement, and that without these agreements, PTC would not enter into this Agreement; accordingly, if IUB fails to promptly pay the amount due pursuant to this
Section 7.2(a), and, in order to obtain such payment, PTC commences a suit that results in a judgment against IUB for the fees set forth in this Section 7.2(a), IUB shall also pay to PTC its costs and expenses (including reasonable attorneys' fees) in connection with such suit.

    (b) In the event that any person shall make a takeover proposal with respect to PTC and thereafter (i) this Agreement is terminated (A) pursuant to Section 7.1(b)(ii), (B) pursuant to Section 7.1(b)(iii) (if at the time of termination
(x) PTC is in breach of any representation, warranty, covenant or other agreement that would give rise to a failure of a condition set forth in Section 6.2(a) or 6.2(b) and (y) such breach cannot be or has not been cured within 30 days after PTC becomes aware of such breach or such shorter period as may elapse between the date PTC becomes aware of such breach and the time of termination),
(C) pursuant to Section 7.1(b)(iv) (if at the time of termination (x) PTC is in breach of any representation, warranty, covenant or other agreement that would give rise to a failure of a condition set forth in Section 6.2(a) or 6.2(b) and
(y) such breach cannot be or has not been cured within 30 days after PTC becomes aware of such breach), (D) by IUB pursuant to Section 7.1(b)(v), (E) by IUB pursuant to Section 7.1(c) or (F) by PTC pursuant to Section 7.1(e), and (ii) a definitive agreement with respect to a takeover proposal is executed, or a takeover proposal is consummated, at or within 12 months after such termination, then

IUB shall be paid a fee of $1,000,000 in connection with such termination, which amount shall be payable by wire transfer of same day funds on the date such agreement is executed, or such takeover proposal is consummated, as applicable. PTC acknowledges that the agreements contained in this Section 7.2(b) are an integral part of the transactions contemplated by this Agreement, and that without these agreements, IUB would not enter into this Agreement; accordingly, if PTC fails to promptly pay the amount due pursuant to this Section 7.2(b), and, in order to obtain such payment, IUB commences a suit that results in a judgment against PTC for the fees set forth in this Section 7.2(b), PTC shall also pay to IUB its costs and expenses (including reasonable attorneys' fees) in connection with such suit.

    (c) In the event of termination of this Agreement by either IUB or PTC as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of IUB or PTC, other than the provisions of Section 5.1(b), Section 5.11, this Section 7.2 and
Article VIII and except to the extent that such termination results from the willful and material breach by a party of any its representations, warranties, covenants or other agreements set forth in this Agreement.

    7.3 AMENDMENT. This Agreement may be amended by the parties at any time before or after the approval of this Agreement by the shareholders of IUB and/or PTC; PROVIDED, HOWEVER, that after such approval by the shareholders of IUB and/or PTC, there shall be made no amendment that pursuant to the IBCL requires further approval by the shareholders of IUB and/or PTC without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties

    7.4 EXTENSION WAIVER. At any time prior to the Effective Time of the Merger, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties; (ii) waive any inaccuracies in the representations and warranties contained n this Agreement or in any document delivered pursuant to this Agreement; or (iii) subject to the proviso of Section 7.3, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

    7.5  PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR WAIVER.

    (a) A termination of this Agreement pursuant to Section 7.1, an amendment of this Agreement pursuant to Section 7.3 or an extension or waiver pursuant to
Section 7.4 shall, in order to be effective, require, in the case of IUB and/or PTC, action by its Board of Directors or, in the case of an extension or waiver pursuant to Section 7.4, the duly authorized designee of its Board of Directors.

    (b) IUB shall provide to PTC written notice prior to any termination of this Agreement pursuant to Section 7.1(d) advising PTC (i) that the Board of Directors of IUB in the exercise of its good faith judgment as to its fiduciary duties to the shareholders of IUB under applicable law, after receipt of written advice of outside legal counsel, has determined (on the basis of such takeover proposal and the terms of this Agreement, as then in effect) that such termination is required in connection with a takeover proposal that is more favorable to the shareholders of IUB than the transactions contemplated by this Agreement (taking into account all terms of such takeover proposal and this Agreement, including all conditions) and (ii) as to the material terms of any such takeover proposal. At any time after five business days following receipt of such notice, IUB may terminate this Agreement as provided in Section 7.1(d) only if the Board of Directors of IUB determines that such takeover proposal is more favorable to the shareholders of IUB than the transactions contemplated by this Agreement (taking into account all terms of such takeover proposal and this Agreement, including all conditions, and which determination shall be made in light of any revised proposal made by PTC prior to the expiration of such five business day period) and IUB concurrently enters into a definitive agreement providing for the implementation of the transactions contemplated by such takeover proposal.

    (c) PTC shall provide to IUB written notice prior to any termination of this Agreement pursuant to Section 7.1(e) advising IUB (i) that the Board of Directors of PTC in the exercise of its good faith judgment as to its fiduciary duties to the shareholders of PTC under applicable law, after receipt of written advice of outside legal counsel, has determined (on the basis of such takeover proposal and the terms of this Agreement, as then in effect) that such termination is required in connection with a takeover proposal that is more favorable to the shareholders of PTC than the transactions contemplated by this Agreement (taking into account all terms of such takeover proposal and this Agreement, including all conditions) and (ii) as to the material terms of any such takeover proposal. At any time after five business days following receipt of such notice, PTC may terminate this Agreement as provided in Section 7.1(e) only if the Board of Directors of PTC determines that such takeover proposal is more favorable to the shareholders of PTC than the transactions contemplated by this Agreement (taking into account all terms of such takeover proposal and this Agreement, including all conditions, and which determination shall be made in light of any revised proposal made by IUB prior to the expiration of such five business day period) and PTC concurrently enters into a definitive agreement providing for the implementation of the transactions contemplated by such takeover proposal.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

    8.1 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time of the Merger. This
Section 8.1 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time of the Merger.

    8.2 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given (i) on the first business day following the date received, if delivered personally or by telecopy (with telephonic confirmation of receipt by the addressee), (ii) on the business day following timely deposit with an overnight courier service, if sent by overnight courier specifying next day delivery and (iii) on the first business day that is at least two days following deposit in the mails, if sent by first class mail, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)  If to IUB, to it at:              Indiana United Bancorp
                                       201 N. Broadway
                                       P.O. Box 87
                                       Greensburg, IN 47240-0087
                                       Attn: Robert E. Hoptry, Chairman,
                                             President
                                            and Chief Executive Officer

                                       Telecopy No. (812) 663-4812

With a copy (which shall not           David W. Harper, Esq.
 constitute notice) to:                2450 Meidinger Tower
                                       Louisville, Kentucky 40202
                                       Telecopy No. (502) 583-2418

and

(b) If to PTC, to it at:               P.T.C. Bancorp
                                       1250 Franklin Avenue
                                       Brookville, IN 47012
                                       Attn: James L. Saner, President and
                                       Chief Executive Officer

                                       Telecopy No. (765) 647-2238

With a copy (which shall not           Robert T. Wildman, Esq.
 constitute notice) to:                Henderson, Daily, Withrow & DeVoe
                                       2600 One Indiana Square
                                       Indianapolis, IN 46204
                                       Telecopy No. (317) 639-0191

    8.3 INTERPRETATION. Unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and other entities and vice versa. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to any "Section" or "Exhibit," such reference shall be to a section or exhibit to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Whenever the words "or any Subsidiary," "or any Subsidiaries," "nor any "Subsidiary" or "nor any Subsidiaries" are used in this Agreement in connection with a preceding reference to a party to this Agreement, they shall be deemed to refer to a Subsidiary or Subsidiaries of that party. The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available, and the correlative phrase "make available" shall mean that such information shall be promptly made available if so requested. The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to October 8, 1997.

    8.4 ASSIGNMENT; BINDING EFFECT; BENEFIT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of
Article II and Sections 5.12, 5.13 and 5.17 (collectively, the "Third Party Provisions"), nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement. The Third Party Provisions may be enforced on behalf of PTC or the other respective beneficiaries thereof by those individuals who were the directors of PTC immediately prior to the Effective Time. IUB shall pay all expenses, including attorneys' fees, that may be incurred by such directors in enforcing the Third Party Provisions.

    8.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

    8.6 COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. It shall not be necessary, in making proof of this Agreement or any counterpart hereof, to produce or account for any of the other counterparts.

    8.7 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

    8.8 INCORPORATION OF DOCUMENTS. The PTC Letter, the IUB Letter, and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

    8.9 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that any party shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Indiana or in Indiana state court, this being in addition to any other remedy to which it is entitled at law or in equity.

    8.10 WAIVERS. Except as provided in this Agreement or in any waiver pursuant to Section 7.4, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

    8.11 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

    IN WITNESS WHEREOF, each of the parties has caused this Agreement to be signed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.

                                INDIANA UNITED BANCORP

                                By:               ROBERT E. HOPTRY
                                     -----------------------------------------
                                                 Robert E. Hoptry,
                                              CHAIRMAN, PRESIDENT AND
                                              CHIEF EXECUTIVE OFFICER

                                P.T.C. BANCORP

                                By:                JAMES L. SANER
                                     -----------------------------------------
                                                  James L. Saner,
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER